EXHIBIT 10.16

February 19, 2013

Dr. Fusen E. Chen
13081 La Vista Ct.
Saratoga, CA 95070

Dear Fusen:

RE: OFFER

Mattson Technology, Inc. (“Mattson” or the “Company”) is very pleased to offer you the position of President and Chief Executive Officer, reporting to the Board of Directors of the Company (the “Board”). In addition to the Severance and Change of Control Agreement and other Agreements included herewith, this Offer Letter summarize the details of our offer to you.

Base Salary
You will be paid a starting base salary of $400,000.00 per year, less applicable tax and other withholdings as required by law. Your salary will be reviewed by the Board on an annual basis.

Company Bonus Plan
You are eligible to participate in Mattson's Company Bonus Program. Upon meeting eligibility requirements, the Company Bonus plan provides an opportunity to receive up to 100% of your earned annual salary based on established targets and Company performance. Depending upon company performance, this bonus target can be reduced to 0% or increased to 200% of your earned salary.

Equity

Subject to Board approval, you will be granted an option to purchase 375,000 of shares of the Company's common stock (“Option”) under the Company's 2012 Equity Incentive Plan (the “EIP”) with a vesting commencement date on your first day of employment and grant date in accordance with the Company's policy. 25% of the shares covered by the Option will vest after 12 months of continuous service with the Company and 1/48th of the shares covered by the Option per month thereafter for the next three years so as to be 100% vested on the fourth anniversary date, subject to your continued service through such vesting dates. Subject to Board approval, you will also be granted 375,000 Restricted Stock Units (“RSUs”), as defined in the EIP. 25% of the RSUs will vest after 12 months of continuous service with the Company, and a further 25% shall vest on each subsequent anniversary of your first day of employment so as to be 100% vested on the fourth anniversary date, subject to your continued service through such vesting dates. Should you have any questions regarding the EIP we will set up a time to review the plan with you in detail. The Option and RSUs will be subject to the terms and conditions of the EIP, the Company's policies and standard forms of Award Agreement, as defined in the EIP, which you will be required to agree to as a condition of receiving the Option and the RSUs.

Employee Benefits

Mattson is committed to providing a comprehensive benefit program that is responsive to all of its employees. Your coverage will begin on the first of the month following your date of hire provided you complete the related enrollment forms in a timely manner. A detailed package of our complete benefits will be provided for your review. Additionally, we are a health-oriented organization and subsidize the cost of a membership at Club Sport should this be of interest.

Currently we also offer a sabbatical program and after every 5 years of continuous service as a regular full time employee of Mattson U.S. you would become eligible for 5 continuous weeks of paid time off for personal and professional enrichment.

PTO

Our PTO policy provides for 20 days of PTO to cover vacation, sick days and any shutdown periods the company designates during the term of the year. After 5 years of continuous service that amount is raised to 25 days. Additionally, we provide for a carry over provision of up to 160 hours of PTO.

I would appreciate your confirming acceptance of this offer by signing and returning the Acceptance Letter and the Proprietary Information and Innovations Assignment (PIIA) Agreement to me. Your signature will acknowledge that you have read, understand, and agree to the terms and conditions of this offer.

We hope the above terms are consistent with our discussions and look forward to establishing a long and productive relationship with many successes ahead. If there are any questions regarding the offer please contact me and I would be happy to discuss.

Sincerely,

/s/ Kenneth Kannappan
Kenneth Kannappan
Chairman of the Board of Directors

Addendum A

We hope that you and the Company will find mutual satisfaction in our working relationship. However, we both acknowledge that employment with Mattson is for an indefinite duration and may be terminated at the will of either you or the Company at any time with or without cause. Except as may be set forth in your Severance and Executive Change of Control Agreement, the terms and conditions of your employment are at-will and may change from time to time, including but not limited to your duties, assignment, and location, with or without notice. This at-will relationship cannot be changed except by written agreement made expressly for that purpose and signed by the Chairman of the Board of the Company. This offer letter sets forth the applicable terms and conditions of our offer of employment to you and supersedes all prior discussions and/or agreements between you and Mattson's representatives, whether written or oral, with respect to such an offer of employment.
In addition, the Company reserves the right to conduct a background investigation and/or reference check on all of its potential employees. Your offer of employment is contingent upon satisfactory completion of such background investigation and/or reference check, if any, in the sole discretion of the Company. All such background investigations and/or reference checks shall be conducted in accordance with applicable state and federal laws.

As an employee of Mattson, you may have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the enclosed standard Proprietary Information and Innovations Assignment Agreement as a condition of employment. We do not wish you to bring any confidential or proprietary material of any former employer or to violate any other obligations you may have of your former employers.

An IRS ruling stipulates that an employee's name should be exactly the same as it appears on the employee's social security card. This rule applies to all U.S. payroll employees including resident and non-resident alien visa holders. Please be prepared to provide a copy of your social security card. Any person who does not currently have a social security card in their possession should get one by completing Form SS-5, Application for a Social Security Card. You can obtain this form at any Social Security Administration (SSA) office, or by calling 1-800-772-1213, or from the SSA website at www.ssa.gov.

Under the terms established by the Immigration Reform and Control Act of 1986, please note that you will need to present documentation establishing your right to work in the United States within three (3) business days of starting your new position. Please plan to bring evidence of your work authorization on your first day of work. We will assist you at that time to prepare any form required by the government for this purpose. If you are unable to provide the necessary documentation within your first three days of employment, your employment with Mattson may be terminated.

We look forward to working with you at the Company. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement.

Offer Acceptance

Offer Acceptance

I accept your offer as stated and will begin employment on February 19, 2013.

Acceptance Signature

I hereby accept all terms and conditions of the offer set forth above.

Please Print Full Legal Name

By: /s/ FUSEN E. CHEN	Date: February 19, 2013
Fusen E. Chen